Exhibit 10.6

AMBAC FINANCIAL GROUP, INC.
AMENDMENT NO. 1 TO
2024 INCENTIVE COMPENSATION PLAN
This Amendment No. 1 (this “Amendment”), dated as of September 26, 2025, to the Ambac Financial Group, Inc. 2024 Incentive Compensation Plan (“Plan”) is adopted by the Board of Directors of Ambac Financial Group, Inc., a Delaware corporation (the “Company”). All terms in this Amendment shall have the same meanings as set forth in the Plan unless otherwise specifically defined.
R E C I T A L S
WHEREAS, the Company wishes to amend the Plan to remove certain annual award limits, but retain and not increase the Share Limit currently provided under the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.         Authority to Amend.  Under Section 18 of the Plan, the Board of Directors may, at any time, amend the Plan provided that, among other things, no amendment may be made without approval of stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. This Amendment does not require stockholder approval under the terms of the Plan, the rules of the New York Stock Exchange or otherwise under law.
2.    Amendment to Section 3(b).  Section 3(b) of the Plan is hereby amended to delete the text in each of Sections 3(b)(i), 3(b)(ii) and 3(b)(iii) and replace each with the following: “[Reserved]”.
3.    Relationship to and Effect on the Plan. Except as expressly amended hereby, in all other respects, the terms and conditions of the Plan shall remain in full force and effect and are hereby ratified and confirmed.